Exhibit 99.1

OmniAb Reports First Quarter 2023 Financial Results and Business Highlights
Conference Call with Slides Begins at 8:30 a.m. Eastern Time Today

EMERYVILLE, Calif. (May 11, 2023) – OmniAb, Inc. (NASDAQ: OABI) today reported financial results for the three months ended March 31, 2023, and provided operating and partner program updates.

“Our first quarter performance is a strong start to the year. We reached 301 active programs, with 27 in clinical development or approved for commercialization as our growing portfolio of partner programs continued to advance,” said Matt Foehr, Chief Executive Officer of OmniAb, Inc. “Innovating our technologies is part of our strategy, and we are proud to introduce OmniDeep™ at next week’s PEGS Protein Engineering Conference and Expo in Boston. OmniDeep is a suite of proprietary in silico tools that have been a part of our internal research efforts for many years and that we’ve recently expanded. These tools are now more broadly available to our partners and facilitate rapid identification of lead candidates leveraging our large multi-species antibody databases and the Biological Intelligence™ of our proprietary transgenic animals.”

First Quarter 2023 Financial Results

Revenue for the first quarter of 2023 was $16.9 million, compared with $9.6 million for the same period in 2022, with the increase primarily due to the recognition of a $10.0 million milestone payment related to the first commercial sale of TECVAYLI® (teclistamab) in the European Union.

Research and development expense was $13.8 million for the first quarter of 2023, compared with $10.8 million for the same period in 2022, with the increase primarily due to investments in facilities, headcount and technology innovation. General and administrative expense was $8.2 million for the first quarter of 2023, compared with $4.1 million for the same period in 2022, with the increase primarily due to higher headcount and other expenses related to being an independent publicly traded company.

Net loss for the first quarter of 2023 was $6.1 million, or $0.06 per share, compared with a net loss of $6.3 million, or $0.08 per share, for the same period in 2022.

As of March 31, 2023, OmniAb had cash, cash equivalents and short-term investments of $113.6 million. The Company expects its year-end 2023 cash, cash equivalents and short-term investments balance to be slightly higher than year-end 2022. Current cash, cash equivalents and short-term investments, along with the cash the Company generates from operations, are expected to be sufficient to fund operations for the foreseeable future.

On November 1, 2022, OmniAb completed a spin-off from Ligand Pharmaceuticals Incorporated (NASDAQ: LGND), resulting in OmniAb becoming an independent publicly traded company.

Financial results prior to November 1, 2022, are presented on a carve-out basis derived from Ligand’s historical accounting records, as if OmniAb were an independent company.

First Quarter 2023 and Recent Business Highlights

In the first quarter of 2023, the Company entered into a license and revenue-sharing agreement with The Scripps Research Institute related to OmniRat®-derived programs that are being advanced by Cessation Therapeutics, Inc. In addition, subsequent to the end of the quarter, OmniAb signed a platform license agreement with Neurocrine Biosciences.

Our partners’ programs continued to progress in the first quarter, including Seagen’s bispecific molecule SGN-BB228 to treat advanced melanoma and other solid tumors entering the clinic. As of March 31, 2023, the Company had 70 active partners with 27 OmniAb-derived programs in clinical development or being commercialized, and a total of 301 programs being pursued or commercialized.

First quarter 2023 and recent partner highlights include the following:

Batoclimab

•Immunovant announced that it expects to report initial results from its Phase 2 clinical trial in Graves’ disease in the second half of 2023. In addition, Immunovant is running clinical trials in generalized myasthenia gravis, thyroid eye disease and chronic inflammatory demyelinating polyneuropathy.

IMVT-1402

•Immunovant announced plans to initiate a Phase 1 clinical trial of its next-generation anti-FcRn, IMVT-1402, in autoimmune diseases, contingent on clearance of its Investigational New Drug application. As with batoclimab, in nonclinical studies IMVT-1402 has been observed to reduce IgG antibody levels and is designed to enable a subcutaneous route of administration delivered in a matter of seconds. Additionally, in animal studies IMVT-1402 has been observed to have minimal or no impact on albumin and LDL levels.

SGN-BB228

•Seagen announced initiation of a first-in-human Phase 1 clinical trial of SGN-BB228 in advanced melanoma and other solid tumors. SGN-BB228 is a first-in-class CD228-targeted costimulatory antibody Anticalin bispecific delivering potent and conditional 4-1BB costimulation to intratumoral T cells. This fully human IgG4 monoclonal antibody is designed to provide a potent signal between tumor-reactive cytotoxic T cells and CD228-expressing tumor cells, improving and constraining T cell-mediated cytotoxicity in tumors, potentially expanding the therapeutic window for 4-1BB agonism.

Sugemalimab

•CStone announced submission of a supplemental biologics application (sBLA) to China’s National Medical Products Administration (NMPA) for sugemalimab in combination with chemotherapy as a first-line treatment of unresectable locally advanced, recurrent or metastatic esophageal squamous cell carcinoma (ESCC). The sBLA application is based on the GEMSTONE-304 study, which met its primary endpoints in January 2023.

•CStone reported publication of GEMSTONE-201 study results for sugemalimab monotherapy in the treatment of relapsed/refractory extranodal NK/T-cell lymphoma and announced it expects a decision on its pending new drug application in the second half of 2023 in mainland China. CStone also announced a decision on its supplemental new drug application for first-line treatment in gastric adenocarcinoma/gastroesophageal junction adenocarcinoma is expected in the second half of 2023 or the first half of 2024 in mainland China.
•CStone announced that it will regain rights for the development and commercialization of sugemalimab outside of Greater China from EQRx. CStone will lead the regulatory process for the Marketing Authorization Applications by the European Medicines Agency and the Medicines and Healthcare products Regulatory Agency in the United Kingdom.

OmniAb will be highlighting some of its new technology at the 19th Annual PEGS Boston Conference and Expo, including a presentation on its OmniDeep platform at 1:10 p.m. Eastern time on Wednesday, May 17, 2023. OmniDeep is a suite of in silico tools for therapeutic discovery and optimization that are woven throughout OmniAb’s various technologies and capabilities. These tools include structural modeling, molecular dynamics simulations, large multi-species antibody databases, AI, machine learning, deep learning models and more. OmniDeep facilitates rapid identification of candidates with the right affinity, specificity and developability profiles, to make drug development more effective and efficient.

The Company also expects that multiple partners will be presenting data from programs developed with OmniAb technology at the American Society of Clinical Oncology Annual Meeting taking place June 2-6.
Conference Call and Webcast

OmniAb management will host a conference call with slides today beginning at 8:30 a.m. Eastern time to discuss this announcement and answer questions. To participate via telephone, please dial (888) 886-7786 using the conference ID 36818707. Slides, as well as the live and replay webcast of the call, are available at https://investors.omniab.com/investors/events-and-presentations/default.aspx.
About OmniAb®

OmniAb, Inc.’s discovery platform provides pharmaceutical industry partners access to diverse antibody repertoires and high-throughput screening technologies to enable discovery of next-generation therapeutics. At the heart of the OmniAb platform is the Biological Intelligence™ (BI) of our proprietary transgenic animals, including OmniRat®, OmniChicken® and OmniMouse® that have been genetically modified to generate antibodies with human sequences to facilitate development of human therapeutic candidates. OmniFlic® (transgenic rat) and OmniClic® (transgenic chicken) address industry needs for bispecific antibody applications though a common light chain approach, and OmniTaur™ features unique structural attributes of cow antibodies for complex targets. We believe the OmniAb animals comprise the most diverse host systems available in the industry and they are optimally leveraged through computational antigen design and immunization methods, paired with high-throughput single B cell phenotypic screening and mining of next-generation sequencing datasets with custom algorithms to identify fully human antibodies with superior performance and developability characteristics. An established core competency focused on ion channels and transporters further differentiates our technology and creates opportunities in emerging target classes. OmniAb antibodies have been leveraged across modalities, including bispecific antibodies, antibody-

drug conjugates and others. The OmniAb suite of technologies span from BI-powered repertoire generation to cutting-edge antibody discovery and optimization offering a highly efficient and customizable end-to-end solution for the growing discovery needs of the global pharmaceutical industry.

For more information, please visit www.omniab.com.

Forward-Looking Statements

OmniAb cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or continue” and similar expressions, are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the growth prospects of our business; continued innovation around, and the expected performance of, our technologies; the ability to add new partners and programs; scientific presentations and clinical and regulatory events of our partners and the timing thereof; expected cash runway; and the future balance of cash, cash equivalents and short-term investments. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our future success is dependent on acceptance of our technology platform by new and existing partners, as well as on the eventual development, approval and commercialization of products developed by our partners for which we have no control over the development plan, regulatory strategy or commercialization efforts; biopharmaceutical development is inherently uncertain; risks arising from changes in technology; the competitive environment in the life sciences and biotechnology platform market; our failure to maintain, protect and defend our intellectual property rights; difficulties with performance of third parties we will rely on for our business; regulatory developments in the United States and foreign countries; unstable market and economic conditions, including adverse developments with respect to financial institutions and associated liquidity risk, may have serious adverse consequences on our business, financial condition and stock price; we may use our capital resources sooner than we expect; and other risks described in our prior press releases and filings with the SEC, including under the heading “Risk Factors” in the our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Partner Information

The information in this press release regarding partnered products and programs comes from information publicly released by our partners.

Contacts:
OmniAb, Inc.
Neha Singh, Ph.D.
investors@OmniAb.com
Twitter @OmniAbTech
(510) 768-7760
[Tables Follow]

OMNIAB, INC.
CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$22,906	$33,390
Short-term investments	90,699	54,875
Accounts receivable, net	1,819	30,290
Prepaid expenses and other current assets	5,657	6,395
Total current assets	121,081	124,950
Intangible assets, net	164,355	167,242
Goodwill	83,979	83,979
Property and equipment, net	19,307	19,979
Operating lease right-of-use assets	20,979	21,483
Other long-term assets	3,340	3,579
Total assets	$413,041	$421,212
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,485	$2,971
Accrued expenses and other current liabilities	3,909	5,557
Income tax payable	3,486	3,485
Current contingent liabilities	2,471	4,022
Current deferred revenue	6,886	8,207
Current operating lease liabilities	2,440	1,780
Total current liabilities	21,677	26,022
Long-term contingent liabilities	3,683	4,089
Deferred income taxes, net	20,400	21,341
Long-term operating lease liabilities	23,418	24,016
Long-term deferred revenue	3,017	4,325
Other long-term liabilities	44	46
Total liabilities	72,239	79,839
Stockholders' equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized at March 31, 2023 and December 31, 2022; no shares issued and outstanding at March 31, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at March 31, 2023 and December 31, 2022; 115,584,520 and 115,218,229 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	12	12
Additional paid-in capital	335,631	330,100
Accumulated other comprehensive income	7	9
Retained earnings	5,152	11,252
Total stockholders’ equity	340,802	341,373
Total liabilities and stockholders’ equity	$413,041	$421,212

OMNIAB, INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022

Revenues:
License and milestone revenue	$12,646	$4,101
Service revenue	3,958	5,259
Royalty revenue	315	263
Total revenues	16,919	9,623
Operating expenses:
Research and development	13,759	10,772
General and administrative	8,195	4,112
Amortization of intangibles	3,369	3,405
Other operating expense (income), net	49	(443)
Total operating expenses	25,372	17,846
Loss from operations	(8,453)	(8,223)
Other income:
Interest income	1,324	—
Total other income	1,324	—
Loss before income taxes	(7,129)	(8,223)
Income tax benefit	1,029	1,941
Net loss	$(6,100)	$(6,282)

Net loss per share, basic and diluted	$(0.06)	$(0.08)
Weighted-average shares outstanding, basic and diluted	99,158	82,612